Exhibit 99.2

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q3 2011 Results

In Line With Recently Revised Guidance

Third Quarter Highlights:

•	Revenue increased 8.5% over last year’s third quarter

•	Start-up and tax expenses contributed to higher costs

•	Net cash provided by operations totaled $10.1 million

•	LogistiCare continues to win new and incumbent contracts

TUCSON, ARIZONA – November 2, 2011 – The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter ended September 30, 2011. Earnings per diluted share was $0.15, at the high end of the Company’s recently revised guidance range issued on October 27.

For the third quarter of 2011, the Company reported revenue of $235.6 million, an increase of 8.5% from $217.2 million for the comparable period in 2010. Revenue from Providence’s non-emergency transportation (NET) services segment grew 7.4% to $146.0 million in the third quarter from $135.9 million in the prior year period. Revenue from the social services segment increased 10.2% to $89.5 million, up from $81.2 million in the third quarter of 2010. Revenue growth was consistent with new contract wins and organic growth.

Net income was $1.95 million, or $0.15 per diluted share, in the third quarter of 2011. Items negatively impacting the third quarter included contractual payment issues related to two contracts, atypical start-up costs related to new and expanded LogistiCare contracts, and an adjustment due to annual tax reconciliations. Net income was $2.9 million, or $0.22 per diluted share, in the third quarter of 2010.

Providence’s direct client census was approximately 57,100 at September 30, 2011 compared to 54,700 at September 30, 2010. The Company had approximately 10.4 million individuals eligible to receive services under its NET contracts at September 30, 2011 compared to approximately 8.4 million at September 30, 2010. Direct contracts numbered 595 at September 30, 2011 up from 547 at September 30, 2010.

For the first nine months of 2011, the Company reported revenue of $698.7 million, an increase of 5.8% from $660.4 million in the first nine months of 2010. Revenue from Providence’s NET services segment grew 6.3% to $427.0 million in the first nine months of 2011 from $401.5 million in the prior year period. Revenue from the social services segment increased 4.9% to $271.7 million, up from $258.9 million in the first nine months of 2010.

Net income was $11.3 million, or $0.85 per diluted share, in the first nine months of 2011 and included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility. Net income was $19.3 million, or $1.44 per diluted share, in the first nine months of 2010.

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64 E. Broadway Blvd. — Tucson, Arizona 85701 — Tel 520/747-6600 — Fax 520/747-6605 — www. provcorp.com

Providence Service Corporation

At September 30, 2011, the Company had unrestricted cash and cash equivalents of $48.5 million. During the first nine months of 2011, the Company generated a total of $31.9 million in cash from operations. At September 30, 2011, the Company had long term liabilities of $164.0 million, down from $184.5 million at December 31, 2010 and $187.6 million at September 30, 2010.

“We are certainly disappointed with our earnings this quarter, but the issues are primarily growth related and not due to a decline in business,” stated Fletcher McCusker, Chairman and CEO. “Overall, in the medical transportation management space we have compiled an impressive win rate given the intensely competitive activity, which is a testament to LogistiCare’s record of performance throughout the country. While the start up costs have been atypical in the last few awards and involved higher than normal levels of travel and local expenses, we believe we have created goodwill with our payers and is a worthwhile tradeoff to generate multiyear contracts worth hundreds of millions of dollars.”

For the NET contracts up for renewal in 2011, to date the Company has announced that it has been awarded four of the nine incumbent contracts, in Delaware, Pennsylvania, South Carolina and Virginia. Three awards in Arkansas, Georgia and Nevada have yet to be finalized. Colorado and Connecticut were not renewed primarily due to price. In addition, LogistiCare has also implemented or been notified of four new state contract awards in 2011. As we announced recently, one of these states is Missouri, which was lost in a re-bid in October 2010, but has now re-contracted with LogistiCare as the new broker was unable to fulfill its contract. The other new states include Michigan, Wisconsin and a southern state we are not permitted to identify.

“We believe we are positioned to continue to benefit from recent trends that favor the privatization and in-home provision of social services. While we expect challenges from time to time, we remain bullish on our ability to win new business in a competitive environment,” concluded Mr. McCusker.

Guidance

For the fourth quarter of 2011, revenue is anticipated to be in the range of $245 to $250 million. Diluted earnings per share is now forecast to be between $0.30 and $0.32, down from prior estimates of $0.36 and $0.38. Our fourth quarter 2011 earnings guidance has been reduced by $0.06 for reasons that include incremental NET start up costs in Wisconsin, South Carolina, New Jersey and now Missouri, which are anticipated to continue through the fourth quarter, and a higher tax rate estimated at 45.5% in the fourth quarter. This compares to revenue of $219.3 million and diluted earnings per share of $0.33 in the fourth quarter of 2010.

Providence currently anticipates revenue for 2011 of between $944 and $949 million up from prior expectations of $933 to $943 million. Earnings per diluted share is now anticipated to be between $1.15 and $1.17 and includes the non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees of its senior credit facility. This is down from prior estimates of between $1.29 and $1.33 per share. In 2010, Providence reported revenue of $879.7 million and diluted earnings per share of $1.78.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, November 3, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 680-0865 or for international callers (617) 213-4853 and by using the passcode 87937977. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PB6LVL6HB. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 10, 2011 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 84992425.

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Providence Service Corporation

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,100 clients through 595 active contracts at September 30, 2011, with an approximate 10.4 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Home and community based services	$77,679	$69,045	$236,259	$222,060
Foster care services	8,598	8,830	25,518	26,838
Management fees	3,229	3,340	9,909	10,020
Non-emergency transportation services	146,046	135,936	426,982	401,513

	235,552	217,151	698,668	660,431
Operating expenses:
Client service expense	75,970	71,547	226,190	219,055
Cost of non-emergency transportation services	137,551	121,079	395,887	351,129
General and administrative expense	12,690	12,172	37,027	34,740
Depreciation and amortization	3,402	3,175	9,979	9,428

Total operating expenses	229,613	207,973	669,083	614,352

Operating income	5,939	9,178	29,585	46,079
Other (income) expense:
Interest expense	2,204	3,933	8,266	12,375
Loss on extinguishment of debt	—	—	2,463	—
Interest income	(53)	(62)	(161)	(189)

Income before income taxes	3,788	5,307	19,017	33,893
Provision for income taxes	1,837	2,399	7,742	14,602

Net income	$1,951	$2,908	$11,275	$19,291

Earnings per share:
Basic	$0.15	$0.22	$0.85	$1.46
Diluted	$0.15	$0.22	$0.85	$1.44
Weighted-average number of common shares outstanding:
Basic	13,255,367	13,203,651	13,238,043	13,187,811
Diluted	13,307,177	13,281,005	13,316,459	14,953,914

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$48,506	$61,261
Accounts receivable, net of allowance of $5.8 million in 2011 and $5.3 million in 2010	80,605	76,112
Management fee receivable	3,839	5,840
Other receivables	1,994	3,930
Restricted cash	5,121	7,314
Prepaid expenses and other	18,384	15,478
Deferred tax assets	997	1,633

Total current assets	159,446	171,568
Property and equipment, net	24,300	16,401
Goodwill	113,708	113,783
Intangible assets, net	60,563	66,442
Restricted cash, less current portion	11,164	9,080
Other assets	8,902	9,659

Total assets	$378,083	$386,933

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$10,000	$18,113
Accounts payable	3,959	2,888
Accrued expenses	35,965	33,551
Accrued transportation costs	47,199	41,869
Deferred revenue	2,614	5,374
Reinsurance liability reserve	12,124	11,898

Total current liabilities	111,861	113,693
Long-term obligations, less current portion	142,993	164,190
Other long-term liabilities	10,130	8,721
Deferred tax liabilities	10,843	11,580

Total liabilities	275,827	298,184
Commitments and contingencies
Stockholders’ equity:

Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,617,249 and 13,580,385 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	175,200	172,540
Retained deficit	(67,226)	(78,501)
Accumulated other comprehensive loss, net of tax	(1,258)	(881)
Treasury stock, at cost, 623,576 and 619,768 shares	(11,435)	(11,384)

Total Providence stockholders’ equity	95,295	81,788
Non-controlling interest	6,961	6,961

Total stockholders’ equity	102,256	88,749

Total liabilities and stockholders’ equity	$378,083	$386,933

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Nine months ended September 30,
	2011	2010
Operating activities
Net income	$11,275	$19,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,200	3,654
Amortization	5,779	5,774
Amortization of deferred financing costs	1,401	1,844
Loss on extinguishment of debt	2,463	—
Provision for doubtful accounts	2,378	3,825
Deferred income taxes	(429)	540
Stock based compensation	2,733	1,037
Excess tax benefit upon exercise of stock options	(3)	(62)
Other	705	(117)
Changes in operating assets and liabilities:
Accounts receivable	(2,423)	(2,147)
Management fee receivable	2,001	951
Other receivables	1,941	(626)
Restricted cash	(183)	(151)
Prepaid expenses and other	(3,194)	(8,359)
Reinsurance liability reserve	609	2,788
Accounts payable and accrued expenses	(97)	10,407
Accrued transportation costs	5,331	5,961
Deferred revenue	(2,758)	(2,799)
Other long-term liabilities	193	444

Net cash provided by operating activities	31,922	42,255
Investing activities
Purchase of property and equipment, net	(8,675)	(8,417)
Acquisition of businesses, net of cash acquired	(5,279)	—
Restricted cash for contract performance	1,436	(2,410)
Purchase of short-term investments, net	(86)	(94)

Net cash used in investing activities	(12,604)	(10,921)
Financing activities
Repurchase of common stock, for treasury	(51)	—
Proceeds from common stock issued pursuant to stock option exercise	33	312
Excess tax benefit upon exercise of stock options	3	62
Proceeds from long-term debt	115,000	—
Repayment of long-term debt	(144,311)	(18,287)
Debt financing costs	(2,652)	(61)
Capital lease payments	(11)	(9)

Net cash used in financing activities	(31,989)	(17,983)

Effect of exchange rate changes on cash	(84)	109

Net change in cash	(12,755)	13,460
Cash at beginning of period	61,261	51,157

Cash at end of period	$48,506	$64,617

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